NICHOLAS FAMILY OF FUNDS, INC.

 ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION

    NICHOLAS FAMILY OF FUNDS, INC., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

1. The Board of Directors of the Corporation, by uanimous written consent, dated November 12, 2001, pursuant to Section 2-603(c) of the Maryland General Corporation Law, adopted resolutions declaring advisable and adopting the following amendments to the Articles of Incorporation of said Corporation:

RESOLVED, that Article IV, Section 1(b) of the Articles of Incorporation of the Corporation be amended to change the name of its’ series of common stock currently designated as "Nicholas Focus Fund" to "Nicholas Liberty Fund"; and

FURTHER RESOLVED, that Article IX be amended to add a new Section 3 relating to removal of a director by shareholders of the Corporation as provided below:

SECTION 3. A Director of the Corporation may be removed by shareholders of the Corporation, with or without cause, by the affirmative vote of two-thirds of all of the votes entitled to be cast generally in the election of directors.

2. These Articles of Amendment to the Articles of Incorporation of the Corporation have been unanimously approved by the Board of Directors of the Corporation pursuant to Section 2-603(c) of Subtitle 6 of Title 2 of the Maryland General Corporation Law. The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended. No shares of the Corporation have been outstanding or subscribed for as of the date of Board approval of such amendments and no shares of the Corporation will be outstanding or subscribed for as of the effective date of the amendments.

3. These Articles of Amendment shall be effective upon acceptance by the State Department of Assessment and Taxation of Maryland.

    The undersigned, Senior Vice President of the Corporation, who is executing on behalf of the Company the foregoing Articles of Amendment, of which this paragraph is made a part, hereby acknowledges, in the name and on behalf of the Corporation, the foregoing Articles of Amendment to be the corporate act of the Corporation and further verifies under oath that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects, under penalties of perjury.

    IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by Jeffrey T. May, Senior Vice President, on the 13th day of November, 2001.

                                                                      NICHOLAS FAMILY OF FUNDS

By:  /s/ Jeffrey T. May
        Jeffrey T. May

STATE OF WISCONSIN )
                                                            ) ss.
COUNTY OF MILWAUKEE )

CERTIFICATION

    I hereby certify that on November 13, 2001, before me, a Notary Public of the State of Wisconsin in and for the County of Milwaukee, personally appeared JEFFREY T. MAY, and acknowledged the foregoing Articles of Amendment to the Articles of Incorporation to be their act.

                WITNESS my hand and notarial seal this 13th day of November, A.D., 2001.

_________________________
Notary Public
Milwaukee County, Wisconsin.
My commission is permanent.